AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (“Amendment”) is made and entered into as of the 18th day of January 2019 (the “Effective Date”), by and between the individuals and entities identified on the signature pages to the respective Securities Purchase Agreements dated as of August 29, 2018 and October 19, 2018 (the “SPAs”) (each, including its successors and assigns, an “Investor” and collectively, the “Investors”) and Vitality Biopharma, Inc., a Nevada corporation (the “Company”). Each of the Investors and the Company are referred to in this Agreement as a “Party”, and collectively as the “Parties”.

WHEREAS, the Investors purchased common stock of the Company in private placements for an aggregate purchase price of $9.0 million, constituting 6,000,000 shares of common stock of the Company and warrants to purchase 5,833,333 shares of common stock of the Company, pursuant to respective SPAs (both such purchases collectively, the “Vitality Investment”);

WHEREAS, the Investors, as a result of the Vitality Investment, acquired 6,000,000 shares of common stock of the Company and warrants to purchase 5,833,333 shares of common stock of the Company;

WHEREAS, within each SPA entered into with the Investors the Company made representations within Section 3.1(v) about its listing and maintenance requirements pursuant to Section 12(b) or 12(g) of the Exchange Act, including that the Company had no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements, as well as representations within Section 3.1(i) regarding a lack of material changes or developments that had or could reasonably be expected to result in a material adverse effect.

WHEREAS, on November 6, 2018, the Securities and Exchange Commission (“SEC”) issued an Order of Suspension of Trading, resulting in a suspension of trading of the Company’s common stock on the OTCQB from November 7, 2018 to November 21, 2018, and after the expiration of the SEC’s Order of Suspension on November 21, 2018, the Company’s common stock began trading on the grey market (i.e., without a market maker) resulting in significantly less liquidity for the Company’s common stock, trading on such grey market at a substantially lower stock price, and the inability for many shareholders to trade in the Company’s common stock at all;

WHEREAS, given the unfavorable events and change of circumstances described that include the suspension of trading by the SEC that occurred within approximately 2 weeks of the closing of the transaction, the Company and Investors believe the investment terms negotiated in good faith should reflect the lack of a normal trading market, specifically the terms should reflect those that would have been negotiated in a transaction if the Company’s representations within Sections 3.1(v) and 3.1(i) were modified to reflect that the Company would not have a current listing and trading market pursuant to Section 12(b) or 12(g) of the Exchange Act;

WHEREAS, the Parties have reached an agreement to amend the SPAs entered into as of August 29, 2018 and October 19, 2018 accordingly and to fully and forever resolve and waive any and all related claims between and among the Investors and the Vitality Released Parties (as defined below);

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration recited herein, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties, intending to be legally bound, agree as follows:

1. The SPAs are hereby modified to require the Company to issue an additional 16,750,000 shares of the Company’s common stock for no additional consideration, which shall be allocated and awarded to each Investor on a pro-rata basis based on the prior cash investment proceeds provided to the Company in connection with the Vitality Investment, and simultaneously upon receipt of all of the Investors’ original warrants, the Company will cancel the Investors’ warrants to purchase 5,833,333 shares of the Company’s common stock. The Company represents and warrants that securities to be issued pursuant to this Agreement are duly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. To the extent there are any inconsistencies between the SPAs and this Amendment, the terms of this Amendment shall control.

2. The Parties shall bear their own fees and costs, including their respective attorneys’ fees.

3. Except for the obligations created by this Amendment and any claims that may arise out of the breach of this Amendment, the Investors, for themselves and each of their respective present, former, and future heirs, executors, administrators, representatives, successors, predecessors, beneficiaries, insurers, assigns, parents, subsidiaries, holding companies, affiliates, officers, directors, shareholders, members, owners, employees, agents, independent contractors, and attorneys, hereby release, acquit, and forever discharge the Company, and its present, former, and future heirs, executors, administrators, representatives, attorneys, agents, members, shareholders, directors, officers, employees, successors, predecessors, beneficiaries, and assigns (the “Vitality Released Parties”), from any and all charges, complaints, claims, counterclaims, crossclaims, liabilities, losses, judgments, controversies, damages, actions, causes of action, suits, rights, demands, costs, lawsuits, debts, and expenses of any nature whatsoever, in law or in equity, which any of them ever had, now has, or hereafter can, shall or may have against all or any of the Vitality Released Parties, known or unknown, including all claims, counterclaims, crossclaims, and defenses related to the Vitality Investment, since the beginning of the world through the date hereof.

4. Except for the obligations created by this Amendment and any claims that may arise out of the breach of this Amendment, the Company, for themselves and each of their respective present, former, and future heirs, executors, administrators, representatives, successors, predecessors, beneficiaries, insurers, assigns, parents, subsidiaries, holding companies, affiliates, officers, directors, shareholders, members, owners, employees, agents, independent contractors, and attorneys, hereby release, acquit, and forever discharge the Investors, and each of them, and their respective present, former, and future heirs, executors, administrators, representatives, attorneys, agents, members, shareholders, directors, officers, employees, successors, predecessors, beneficiaries, and assigns (the “Investor Released Parties”), from any and all charges, complaints, claims, counterclaims, crossclaims, liabilities, losses, judgments, controversies, damages, actions, causes of action, suits, rights, demands, costs, lawsuits, debts, and expenses of any nature whatsoever, in law or in equity, which any of them ever had, now has, or hereafter can, shall or may have against all or any of the Investor Released Parties known or unknown, including all claims, counterclaims, crossclaims, and defenses related to the Vitality Investment, since the beginning of the world through the date hereof.

5. No Party hereto nor anyone on its behalf, shall assert or file any claim, complaint, charge, suit or action against any other Party hereto or person released pursuant hereto (“Releasee”) arising out of any matter released pursuant to Paragraph 3 or Paragraph 4 above. In the event that any such claim, complaint, charge, suit or action is asserted or filed in breach of this Section 5, each affected Party hereto or Releasee shall be entitled to recover from the releasing Party or Parties his, her or its costs, including attorney fees, incurred in defending against such action. Claims released pursuant to this Amendment include without limitation claims based on or arising out of all common law and statutory claims, including (but not limited to) breach of contract, fraud, negligence, gross negligence, libel, slander or other tortious act on the part of any Party hereto or Releasee.

6. California Civil Code Section 1542 Waiver. Each Party acknowledges that it has had the benefit of independent legal advice with respect to the advisability of entering into this Amendment, and fully understands and knowingly and expressly waives any rights or benefits which it otherwise might have under California Civil Code Section 1542 (or any other similar state or federal statute, doctrine or principle of law), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7. The Parties further understand and agree that neither the Parties nor their officers, agents, employees, representatives, nor attorneys shall disclose, comment on, or publish in any manner, to any person, association or entity, any non-public information related to the terms and conditions or negotiation of this Amendment; provided, however, that nothing herein shall prohibit the Parties from disclosing the underlying facts or nature of this Amendment, the terms and conditions of this Amendment, or this actual Amendment for the following purposes: (i) to the Parties’ insurers; (ii) for the preparation of tax returns; (iii) to enforce the terms or conditions of this Amendment and the agreement reached between the Parties; (iv) to obtain the advice of their respective legal counsel; and/or (v) where such disclosure is required by law. Further, this Paragraph 7 does not prohibit or restrict any Party (or their attorneys) from responding to any inquiry from, or providing testimony before, any state or federal court or regulatory authority when compelled by judicial process, including, but not limited to, a subpoena.

8. This Amendment may not be modified, amended, waived or terminated except by an instrument in writing, signed by all of the Parties affected thereby. No failure to exercise and no delay in exercising any right, remedy, or power under this Amendment shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Amendment preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

9. This Amendment shall be binding upon and inure to the benefit of the respective heirs, legatees, spouses, executors, administrators, representatives, parents, subsidiaries, shareholders, directors, officers, managers, members, employees, agents, affiliates (except as indicated in this Amendment), predecessors, successors, beneficiaries and assigns of the Parties. Each Party executing this Amendment hereby represents and warrants that he, she, or it has the full power and legal authority to do so and to perform all obligations and duties imposed by this Agreement and that this Agreement constitutes the valid, legal, and binding obligation of the Party. Each corporate Party hereby represents and warrants that all necessary corporate and legal actions to approve the making and execution of this Amendment have been taken and no further action is required therefor and that the making and execution of this Amendment does not violate any provision of law or of its Articles of Incorporation and/or Bylaws or other charter documents.

10. The Parties represent and warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, and will not assign or transfer in advance of the releases provided in Paragraphs 3 and 4 becoming effective, to any person or entity, any claims, counterclaims, defenses, and/or crossclaims that they, either individually or collectively, may have against each other, or any portion thereof or interest therein.

11. This Amendment contains all agreements, covenants, representations and warranties, express or implied, oral or written, of the Parties hereto concerning the subject matter hereof. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, memoranda of understanding, possible and alleged agreements, representations, covenants, and warranties concerning the subject matter hereof are merged herein. This is an integrated agreement.

12. Except as specifically modified by this Amendment, all the terms and provisions set forth in the SPAs, which are not in conflict with the terms of this Amendment shall remain unchanged and in full force and effect.

13. Each Party has cooperated in the drafting and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same will not be construed against any Party on the basis that the Party was the drafter.

14. In signing this Amendment, the Parties have relied wholly upon their own judgment and advice of their own counsel and have not relied upon or been influenced to any extent whatsoever in making this Amendment by any representations or statements made by any other Party hereto (other than the representations, warranties and or statements expressly set forth in this Amendment).

15. If this Amendment is executed in counterparts, each counterpart shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on the Parties hereto, notwithstanding that all of the Parties are not a signatory to the same counterpart. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or PDF attached to an email shall be effective as delivery of a manually executed counterpart.

16. The Parties have read the foregoing Amendment and know the contents thereof. Each Party has signed this Amendment as its own free act and deed, having had sufficient time to review it and the opportunity to consult with an attorney before signing it.

17. The Parties agree to take such actions and execute such additional agreements and instruments as may be necessary or appropriate to carry out the purposes and intent.

[signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment to Securities Purchase Agreement which is effective as of the date first written above.

VITALITY BIOPHARMA, INC.

By:
Title:	Date

COUNTERPART SIGNATURE PAGE

TO

AMENDMENT

The undersigned does hereby agree to be bound by all of the terms and provisions of the Amendment to Securities Purchase Agreement, dated January 18, 2019, by and between the Investors and the Company.

Name of Purchaser: ________________________

Signature of Authorized

Signatory of Purchaser: ________________________

Name of Authorized

Signatory (if applicable):________________________

Title of Authorized

Signatory (if applicable):________________________